UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2025

CORSAIR GAMING, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39533	82-2335306
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

115 N. McCarthy Boulevard
Milpitas, California		95035
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (510) 657-8747

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	CRSR	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 30, 2025, Corsair Gaming, Inc. (the “Company”), along with certain U.S. subsidiaries of the Company, entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent and the lenders from time to time party to the Credit Agreement. The Credit Agreement provides for total commitments of $225.0 million, consisting of a $100.0 million five-year revolving credit facility and a $125.0 million five-year term loan facility, with each maturing on June 30, 2030. The Credit Agreement also permits, subject to conditions stated therein, additional incremental facilities in a maximum aggregate principal amount not to exceed $125.0 million.

The credit facilities under the Credit Agreement amend and restate the Company's senior credit facilities under that certain Credit Agreement (the "Prior Credit Agreement"), dated as of September 3, 2021, among the Company, certain U.S. subsidiaries of the Company, Bank of America, N.A., as administrative agent, and the lenders party thereto.

The term loan and revolving loan under the Credit Agreement will each bear interest at the Company’s election, either (a) term SOFR plus a percentage spread (ranging from 1.50% to 2.50%) based on the Company’s total net leverage ratio, or (b) the base rate (described in the Credit Agreement as the greatest of (i) Bank of America’s prime rate, (ii) the federal funds rate plus 0.50% and (iii) one-month term SOFR plus 1.0%) plus a percentage spread (ranging from 0.50% to 1.50%) based on the Company’s total net leverage ratio.

The Company’s obligations under the Credit Agreement are guaranteed by substantially all of the Company’s U.S. subsidiaries and secured by a security interest in substantially all assets of the Company and the guarantor subsidiaries, subject to certain exceptions detailed in the Credit Agreement and related ancillary documentation.

The Credit Agreement contains customary affirmative and negative covenants for secured credit facilities of this type, including, without limitation, (a) limitations on additional indebtedness, (b) limitations on liens, (c) limitations on the sale of assets, (d) limitations on investments and acquisitions, (e) limitations on the payment of dividends and share repurchases, (f) limitations on mergers and (g) maintenance of a maximum total net leverage ratio and a minimum interest coverage ratio.

The Credit Agreement contains events of default customary for secured credit facilities. If an event of default occurs and is continuing, the lenders may terminate and/or suspend their obligations to make loans and issue letters of credit under the Credit Agreement and/or accelerate amounts due under the Credit Agreement and exercise other rights and remedies. In addition, upon the occurrence of certain events of default, the interest on the term loan and revolving loan can be increased by 2.0%. In the case of certain events of default related to insolvency and receivership, the commitments of the lenders will be automatically terminated and all outstanding obligations of the Company will become immediately due and payable.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1

Amended and Restated Credit Agreement, dated as of June 30, 2025, by and among Corsair Gaming, Inc., as the borrower, certain of its subsidiaries as guarantors, and Bank of America N.A., as administrative agent, swingline lender and L/C issuer.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORSAIR GAMING, INC.

Date: July 2, 2025	By:	/s/ Michael G. Potter
Michael G. Potter
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)